UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1 )

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☐	Definitive Proxy Statement
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Upland Software, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXPLANATORY NOTE

The following information amends the definitive proxy statement (the “Proxy Statement”) of Upland Software, Inc. for the 2023 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 28, 2023. This supplement (the “Supplement”) is being filed solely to correct inadvertent errors and supplement information contained in the Proxy Statement.

Security Ownership of Certain Beneficial Owners and Management

The section of the Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management” is amended and restated in full as follows.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 20, 2023 (the “Record Date”), by:

•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, on an as-converted basis;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of the Record Date and RSUs vesting within 60 days of the Record Date (not taking into account the withholding of shares of common stock to cover applicable taxes) as well as any unvested restricted stock awards. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

The percentage of shares beneficially owned shown in the table below is based upon 32,441,010 shares of common stock outstanding as of the Record Date. Except as otherwise noted below, the address for persons listed in the table is c/o Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701.

	Common Stock		Series A Preferred Stock		Combined Voting Power(1)
Name and Address of Beneficial Owner	Number	Percent(2)	Number	Percent	Number	Percent
5% or Greater Stockholders:
Entities affiliated with HGGC, LLC(3)	251,727	*	115,000	100.0%	6,546,619	16.9%
The Vanguard Group(4)	2,465,451	7.6%	—	—	2,465,451	6.4%
Entities affiliated with BlackRock, Inc.(5)	2,247,557	6.9%	—	—	2,247,557	5.8%

Named Executive Officers, Nominees and Directors:
John T. (Jack) McDonald(6)	1,714,988	5.3%	—	—	1,685,388	4.4%
Michael D. Hill(7)	260,025	*	—	—	234,608	*
Kin Gill(8)	68,871	*	—	—	51,786	*
Daniel Doman(9)	64,162	*	—	—	42,495	*
David Chung(10)	8,751	*	—	—	5,834	*
Stephen E. Courter(11)	69,805	*	—	—	27,407	*
David D. May(12)	103,430	*	—	—	74,164	*
Joe Ross(13)	74,143	*	—	—	51,272	*
Teresa Miles Walsh(14)	31,674	*	—	—	27,217	*
All executive officers and directors as a group (9 persons)	2,395,849	7.4%	—	—	2,200,171	5.7%
*Represents less than one percent.
(1)    As of the close of business on the Record Date, there were 32,441,010 shares of our Common Stock and 115,000 shares of our Series A Preferred Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter voted upon. Holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of Common Stock, and not as a separate class, on an as-converted basis. As of the Record Date, the shares of Series A Preferred Stock held by Ulysses Aggregator, LP (“Aggregator LP” or the “Purchaser,” and, the Purchaser, together with each transferee of the Purchaser to whom shares of Series A Preferred Stock or shares of Common Stock that shares of Series A Preferred Stock are converted into, the “Purchaser Parties”) are convertible into an aggregate of 6,752,038 shares of Common Stock, calculated as the sum of the principal investment amount and accrued dividends, divided by the Conversion Price (as defined herein) of $17.50. However, due to the Issuance Limitation, the Purchaser Parties are entitled to an aggregate of only 6,294,892 votes. This reflects 19.9% of the issued and outstanding shares of Common Stock as of August 23, 2022, which was the closing date of the Purchase Agreement. As such, the total number of shares entitled to vote as of the Record Date is 38,735,902, which represents 32,441,010 shares of Common Stock outstanding on the Record Date, plus 6,294,892 as-converted shares of Common Stock the Purchaser Parties are entitled to vote. This column is intended to show total voting power and does not include shares underlying exercisable options or other securities that are entitled to vote.
(2)    The percentage is based upon 32,441,010 shares of Common Stock issued and outstanding on the Record Date.
(3)    The address and principal business office of Ulysses Aggregator, LP (“Aggregator LP”) is 1950 University Avenue, Suite 350, Palo Alto, CA 94303. HGGC Fund IV GP, Ltd. (“Fund IV GP Ltd.”) is the ultimate general partner of Aggregator LP and is the sole member of Ulysses Aggregator GP, LLC (“Aggregator GP”), and its investment committee exercises sole voting and investment discretion over the securities held by Aggregator LP. Aggregator GP exercises sole voting and investment discretion over the securities. Richard F. Lawson, Jr. and J. Steven Young are directors of Fund IV GP Ltd. and therefore may be deemed to beneficially own the reported securities but disclaim such beneficial ownership. 251,727 shares of common stock are directly held by Bloom Acquisitions 1, LP, an affiliate of Aggregator LP.
(4)    Based on a Schedule 13G filed with the SEC on February 9, 2023. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(5)    Based on a Schedule 13G/A filed with the SEC on January 31, 2023 which reported that the beneficial ownership includes 2,247,557 shares held by BlackRock, Inc. (“BlackRock”), as the parent organization of BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., and BlackRock Investment Management (Australia) Limited. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(6)    Based on a Form 4 filed with the SEC on March 20, 2023. Includes 263,738 shares held by National Financial Services as Cust FBO J. McDonald RRA. John T. McDonald may be deemed to indirectly beneficially own the shares held by National Financial Services as Cust FBO J. McDonald RRA.

The address for National Financial Services as Cust FBO J. McDonald RRA is 499 Washington Blvd, Jersey City, NJ 07310. Does not include 215,448 shares issuable pursuant to unvested RSUs held by Mr. McDonald, 193,750 target number of performance base RSUs, and 125,000 shares held in a trust for the benefit of Mr. McDonald’s children of which The Bryn Mawr Trust Company of Delaware is the trustee.
(7)     Based on a Form 4 filed with the SEC on March 20, 2023. Includes 160,042 shares held by MDH Trust. Michael D. Hill may be deemed to indirectly beneficially own the shares held by MDH Trust. Does not include 180,833 shares issuable pursuant to unvested RSUs held by Mr. Hill.
(8)     Based on a Form 4 filed with the SEC on March 20, 2023. Does not include 139,167 shares issuable pursuant to unvested RSUs held by Mr. Gill.
(9)     Based on a Form 4 filed with the SEC on March 20, 2023. Does not include 166,669 shares issuable pursuant to unvested RSUs held by Mr. Doman.
(10)     Based on a Form 4 filed with the SEC on September 20, 2022. Does not include 2,917 shares issuable pursuant to unvested RSUs held by Mr. Chung.
(11)     Based on Form 4 filed with the SEC on October 14, 2022. Includes 37,941 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of the Record Date.
(12)    Based on a Form 4 filed with the SEC on August 2, 2022. Includes 24,809 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of the Record Date.
(13)    Based on a Form 4 filed with the SEC on August 2, 2022. Includes 18,414 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of the Record Date.
(14)    Based on a Form 4 filed with the SEC on August 2, 2022.

Proposal Four

The section of the Proxy Statement entitled “Proposal Four: Approval of Amendment to Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 50 Million to 75 Million—Purpose of the Amendment” is amended and restated in full as follows:

As of April 20, 2023 we had 50,000,000 authorized shares of Common Stock, of which ~~32,440,191~~ 32,441,010 shares were issued and outstanding. Of the remaining  ~~17,559,809~~ 17,558,990 authorized shares of Common Stock, 6,752,038 shares are reserved for issuance upon the conversion of outstanding shares of Series A Preferred Stock, and ~~2,823,414~~ 2,823,132 shares are reserved for issuance upon the exercise of issued and outstanding equity awards under our 2014 Plan. Accordingly, based on the foregoing, as of April ~~1~~20, 2023 there are approximately ~~604,717~~ 7,983,820 shares of our authorized Common Stock unreserved and available for future issuance.

Our Board believes it is in the best interest of our Company to increase the number of authorized shares of our Common Stock to give us greater flexibility in considering and planning for future potential business needs, public offerings or private placements of our Common Stock for capital raising purposes and issuances of our Common Stock in connection with collaborations, acquisitions or in-licenses of assets, or other strategic transactions. We do not currently have any definitive agreements or arrangements to issue any of the proposed additional authorized shares of Common Stock that will become available for issuance if this proposal is approved and the proposed amendment is effected. Having the additional authorized shares of Common Stock available will also help to provide appropriate equity incentives to assist in the recruitment and retention of employees.

Proposal Six

The sections of the Proxy Statement entitled “Proposal Six: Issuance Proposal” are amended and restated in full as follows:

Purchase Agreement

On August 23, 2022 (the “Closing Date”), the closing of the Investment (the “Closing”) occurred, and the Series A Preferred Stock was issued to the Purchaser. In connection with the issuance of the Series A Preferred Stock, the Company incurred direct and incremental expenses comprised of transaction fees, and financial advisory and legal expenses (the “Series A Preferred Stock Issuance Costs”), which reduced the carrying value of the Series A Preferred Stock. As of December 31, 2022, the Series A Preferred Stock Issuance Costs totaled $4.6 million. Cumulative preferred dividends accrue quarterly on the Series A Preferred Stock at a rate of 4.5% per year within the first seven years after the Closing Date regardless of whether declared or assets are legally available for the payment. Such dividends shall accrue and compound quarterly in arrears from the date of issuance of the Series A Preferred Shares. The dividend rate will increase to 7.0% on August 23, 2029. The Series A Preferred Stock had accrued unpaid dividends of $3.2 million as of April 20, 2023.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Purchaser. Among other rights and obligations of the Company and the Purchaser, the Purchase Agreement obligates us to indemnify the Investors and various related parties for certain losses including those resulting from (i) any misrepresentation or breach of any representation or warranty made by us, (ii) any breach of any obligation of ours and (iii) certain claims by third parties.

Contemporaneous with the Closing Date, the Company and the Purchaser entered into a Registration Rights Agreement (the “Registration Rights Agreement”) and the Company filed a Certificate of Designation setting out the powers, designations, preferences, and other rights of the Series A Preferred Stock with the Secretary of State of the State of Delaware in connection with the Closing. Pursuant to the Registration Rights Agreement, the Purchaser has certain customary registration rights with respect to any shares of Series A Preferred Stock or the common stock of the Company issuable upon conversion of the Series A Preferred Stock, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggy back rights.

Series A Preferred Shares

The terms of the Series A Preferred Shares are as set forth in a Certificate of Designation, which was filed with the Secretary of State for the State of Delaware on August 23, 2022. The Certificate of Designation was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 23, 2022, and is incorporated herein by reference. The Series A Preferred Shares are convertible into the Conversion Shares at the election of the Holder at any time at an initial conversion price of $17.50 per share (as adjusted from time to time, the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock distribution, stock splits, stock combination and the like, and subject to price-based anti-dilution adjustment in the event of any issuances of our Common Stock, or securities convertible, exercisable or exchangeable for our Common Stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). For avoidance of doubt, certain rights and obligations of the Company and the Purchaser not included in the Certificate of Designation are described in the Purchase Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 14, 2022. Such rights and obligations are personal to the Purchaser and (absent a separate assignment of the rights and obligations of the Purchase Agreement in accordance with the terms of the Purchase Agreement), such rights and obligations would not transfer upon a sale of shares of the Series A Preferred Stock.

***

Proposal to Approve Issuance of Shares Upon Conversion of Series A Preferred Stock

Nasdaq Listing Rule 5635(b)

Pursuant to Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities that will result in a change of control of a listed company, which for purposes of Nasdaq Listing Rule 5635(b) is generally deemed to occur when an investor or investor group acquires or has the right to acquire 20% or more of a company’s outstanding common stock or voting power and such ownership or voting power would be the largest ownership position. Stockholders should note that a “change of control” as described under Nasdaq Listing Rule 5635(b) applies only with respect to the application of such rule and may not necessarily constitute a “change of control” for purposes of Delaware law, the Company’s organizational documents or any other purpose.

Nasdaq Listing Rule 5635(d)

Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock), which equals 20% or more of the Common Stock or 20% or more of the voting power outstanding immediately prior to the issuance. In connection with the Investment, the 20% threshold is determined based on the shares of our Common Stock outstanding immediately preceding the issuance of shares of Series A Preferred Stock in connection with the execution of the Purchase Agreement, which was signed on July 14, 2022. Stockholder approval was not required for us to enter into the Purchase Agreement and to issue the shares of Series A Preferred Stock.

Immediately prior to the execution the Purchase Agreement, we had ~~32,857,110~~ 31,632,628 shares of Common Stock outstanding ~~(as determined pursuant to the Nasdaq rules)~~. Pursuant to the Purchase Agreement, we are seeking stockholder approval under Nasdaq Listing Rule 5635(d) for the sale, issuance or potential issuance by us of our Common Stock (or securities convertible into or exercisable for our Common Stock) to the Purchaser Parties (as defined in the Purchase Agreement) in excess of ~~6,571,422~~ 6,294,892 shares, which~~,~~ is ~~20~~ 19.9% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement, including, without limitation, as a result of the anti-dilution feature of the Series A Preferred Shares. For the avoidance of doubt, Purchaser Parties are limited to the Purchaser and each transferee of the Purchaser to whom shares of Series A Preferred Stock or Conversion Shares are transferred.

Future issuances of securities in connection with the Investment, if any, may cause a significant reduction in the percentage interests of our current stockholders in voting power, any liquidation value, our book and market value, and any future earnings. Further, the issuance or resale of Common Stock issued to the holders of Series A Preferred Stock could cause the market price of our Common Stock to decline. In addition to the foregoing, the increase in the number of issued shares of Common Stock in connection with the Investment may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of parties seeking to obtain control of us. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

***

Potential Consequences if the Issuance Proposal is Not Approved

If our stockholders do not approve this proposal, we will not be able to issue more than 20% of our outstanding shares of Common Stock to the holders of shares of Series A Preferred Stock upon conversion. As a result, we may be unable to make the dividend payments due to the holders of the Series A Preferred Shares by increasing the Liquidation Preference of the Series A Preferred Stock or issue sufficient shares upon conversion of the Series A Preferred Stock. If we are unable to make such payments in shares of our Common Stock, we will have to satisfy our dividend payment obligations by means of cash payments to the holders of Series A Preferred Stock. Although the Certificate of Designation provides for the use of our general basket under our existing credit agreement if we are unable to pay dividends by increasing the Liquidation Preference of the Series A Preferred Stock and certain other protections with respect to the negotiation of new credit agreements, we can provide no assurances that we will have sufficient cash to pay dividends on the Series A Preferred Stock for the entire time the Series A Preferred Stock is outstanding as there is no maturity date. If we are unable to pay dividends by increasing the Liquidation Preference of the Series A Preferred Stock, we could be required to either (1) seek an amendment to the terms of our credit facility, which would require the consent of the holders of the shares of Series A Preferred Stock or (2) refinance or replace our credit facility with a credit facility that would not restrict the payment of such cash dividends, and there can be no guarantee that we would be commercially able to enter into any such replacement credit facility. Further, ~~I~~if we are required to make dividend payments in cash, our liquidity could be significantly impacted as it ~~w~~could reduce the amount of cash available for other expenditures. ~~If we are unable to pay dividends by increasing the Liquidation Preference of the Series A Preferred Stock, we may be required to seek an amendment to the terms of our credit facility, and the holders of the shares of Series A Preferred Stock would have certain approval rights over any such amendment.~~ We have publicly communicated that we anticipate generating between $30 million and $40 million in free cash flow in 2023.

Except as specifically supplemented or amended by the information provided herein, all information set forth in the Proxy Statement remains unchanged. For the avoidance of doubt, the as-marked versions above are for illustration purposes only in order to show the changes made herein. From and after the date of this Supplement, all references to the “Proxy

Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.